Exhibit 10.4

AMENDED AND RESTATED SERIES 1 PREFERRED STOCK INVESTORS’ AGREEMENT

THIS AMENDED AND RESTATED SERIES 1 PREFERRED STOCK INVESTORS’ AGREEMENT (this “Agreement”) is made and entered into as of January 7, 2021, by and among Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (the “Company”), and the investors listed on Schedule 1 hereto (each of which is referred to herein as an “Investor”), who as of the date hereof are the holders of SoFi Series 1 Preferred Stock and who immediately following the Effective Time will be the holders of Series 1 Preferred Stock. This Agreement shall become effective only as of the Effective Time, except for Section 3.6, which shall have effect (and shall replace Section 3.6 of the SoFi Series 1 Preferred Stock Investors’ Agreement) as of the date hereof.

RECITALS

WHEREAS, as of the date hereof, the Investors are the holders of shares of the Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the “SoFi Series 1 Preferred Stock”) of Social Finance, Inc., a Delaware corporation (“SoFi”).

WHEREAS, SoFi and the Investors are party to that certain Series 1 Preferred Stock Investors’ Agreement, dated as of May 29, 2019 (the “SoFi Series 1 Preferred Stock Investors’ Agreement”).

WHEREAS, concurrent with the execution and delivery of this Agreement, SoFi is entering into that certain Agreement and Plan of Merger, dated as of January 7, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, SoFi and Plutus Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company.

WHEREAS, at the Effective Time, by virtue of the Merger and without any action on the part of any Investor, each share of SoFi Series 1 Preferred Stock will be cancelled and converted into one share of Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.0000025 per share (the “Series 1 Preferred Stock”), of the Company.

WHEREAS, pursuant to Section 9.3 of the SoFi Series 1 Preferred Stock Investors’ Agreement, the SoFi Series 1 Preferred Stock Investors’ Agreement may be amended or waived only with the written consent of (a) SoFi, (b) QIA and (c) the holders of at least a majority of the SoFi Registrable Securities outstanding at the time in question, and the Investors are the holders of at least a majority of the SoFi Registrable Securities as of the date hereof.

WHEREAS, in connection with the Merger Agreement, SoFi wishes to assign to the Company, and the Company wishes to assume from SoFi, all of SoFi’s rights, remedies, obligations, and liabilities under the SoFi Series 1 Preferred Stock Investors’ Agreement, and SoFi, the Company and the Investors desire to enter into this Agreement to amend and restate the SoFi Series 1 Preferred Stock Investors’ Agreement in its entirety to (a) provide for such assignment and assumption, and (b) provide the Investors (i) certain rights to receive information pertaining to the Company, and (ii) the benefit of certain covenants contained herein, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors and, solely as assignor, SoFi, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.   Definitions.

1.1   Definitions.   For purposes of this Agreement:

(a)   The term “Adjusted Consolidated Tangible Assets” means consolidated tangible assets as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Subsidiaries as of such date (or, for any balance sheet dated prior to the Effective Time, the most recent quarterly or annual consolidated balance sheet of SoFi and its Subsidiaries as of such date, treating such balance sheet as if it were the balance sheet of the Company and treating SoFi as if it were the Company, mutatis mutandis), less the amount of Excluded Assets, less the amount of Custody Assets.

(b)   The term “Affiliates” means, with respect to any specified Person, any other Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is Controlled by one or more general partners or managing members of, or shares the same management company with, such Person, or any special purpose entity affiliated with such Person that is approved by the Board; provided, however, that, when used with respect to any Investor in the private equity fund business, “Affiliates” shall not include any portfolio company of such Investor or of any of its fund-level Affiliates.

(c)   The term “Agreement” has the meaning assigned to such term in the preamble to this Agreement.

(d)   The term “Alternative Methodology” means the determination of the value of any assets accounted for under ASC 820 Fair Value Measurement (or any substitute or similar guidance) by a mutually agreed upon third party valuation expert (which shall be one of Asset Valuation Specialists, Houlihan Lokey, Mountainview Valuation Specialists, Duff & Phelps, Anderson Tax or Merrill Corporation or, in each case, any successor, or any other firm mutually agreed upon by the Company and QIA) to exclude the impact of any temporary (which may be prolonged) market disruption that causes a substantial increase in the discount rate used in fair valuation of assets due to increased illiquidity. For the avoidance of doubt, the valuation should be carried out using the same accounting policies, principles, judgements, estimation techniques, measurement bases, practices and procedures as applied in the valuation reports used in the preparation of the last audited financial statements with the exception that the discount rate used in the valuation can be adjusted for the purposes of removing the impact of increased illiquidity.

(e)   The term “Amended Credit Agreement” means the Revolving Credit Agreement, dated as of September 27, 2018, among SoFi, the lenders and issuing banks party thereto and Goldman Sachs Bank USA, as the administrative agent, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

(f)   The term “Board” means the Board of Directors of the Company.

(g)   The term “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any obligations relating to a lease that was accounted for by such Person as an operating lease as of September 27, 2018 (or that would have been accounted for as an operating lease if such lease was in effect as of September 27, 2018) shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

(h)   The term “Certificate of Incorporation” means the certificate of incorporation of the Company as of the Effective Time, which shall be in substantially the form attached to the Merger Agreement as Exhibit A thereto, as amended from time to time in accordance with the terms thereof.

(i)   The term “Company” has the meaning assigned to such term in the preamble to this Agreement.

(j)   The term “Compliance Certificate” has the meaning assigned to such term in Section 3.4(c).

(k)   The term “Consolidated Tangible Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Subsidiaries (or, for any balance sheet dated prior to the Effective Time, the most recent quarterly or annual consolidated balance sheet of SoFi and its Subsidiaries, treating such

H-2

balance sheet as if it were the balance sheet of the Company and treating SoFi as if it were the Company, mutatis mutandis) (excluding the Series 1 Preferred Stock (or, for any balance sheet dated prior to the Effective Time, the SoFi Series 1 Preferred Stock) and any other Disqualified Equity Interests then outstanding and including any Qualified Equity Interests then outstanding) less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of intangible assets (but only to the extent that such items would be included on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP).

(l)   The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

(m)   The term “Covenant Default” has the meaning assigned to such term in Section 3.3.

(n)   The term “Credit Agreement” means the Amended Credit Agreement as in effect on May 29, 2019, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time with the consent of the holders of at least a majority of the shares of Series 1 Preferred Stock then outstanding (such consent not to be unreasonably withheld, conditioned or delayed).

(o)   The term “CTNW Covenant” has the meaning assigned to such term in Section 3.2(a).

(p)   The term “Cure Period” has the meaning assigned to such term in Section 3.5(b).

(q)   The term “Custody Assets” means all assets held in any brokerage Subsidiary of the Company (or, for any date prior to the Effective Time, any brokerage Subsidiary of SoFi, treating SoFi as if it were the Company, mutatis mutandis) less (a) student loans, (b) personal loans, (c) mortgage loans, (d) servicing rights, (e) residual bonds, (f) credit card receivables, (g) receivables assets (unrelated to the brokerage business as determined by the Company or SoFi in good faith), (h) any securities issued by, and any Equity Interests of, any Special Purpose Financing Subsidiary or any Subsidiary of a Special Purpose Financing Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organizational or formation documents or other agreement entered into in furtherance of the organization of such entity, and (i) any other assets and property to the extent securitized by the Company (unrelated to the brokerage business as determined by the Company or SoFi in good faith).

(r)   The term “Debt Incurrence Covenant” has the meaning assigned to such term in Section 3.3(a).

(s)   The term “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests.

(t)   The term “Effective Time” has the meaning assigned to such term in the Merger Agreement.

(u)   The term “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include (x) any debt securities that are convertible into, or exchangeable for, Equity Interests or (y) any Series 1 Senior Stock (as defined in the Certificate of Incorporation).

(v)   The term “Equity to Assets Covenant” has the meaning assigned to such term in Section 3.2(d).

H-3

(w)   The term “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(x)   The term “Excluded Assets” means trust assets such as the credit card and HELOC or other asset classes in which the Company or a Subsidiary does not hold economic interests in the static pool supporting the issued bonds, but holds the transferor’s interest or variable funding note (“VFN”), and the Company is required to consolidate such assets on the consolidated balance sheet of the Company and its Subsidiaries (or, for any date prior to the Effective Time, the consolidated balance sheet of SoFi, treating SoFi as if it were the Company, mutatis mutandis). For the avoidance of doubt, any funded portion of the transferor’s interest or VFN will not be considered Excluded Assets.

(y)   The term “Financial Covenants” has the meaning assigned to such term in Section 3.2(d).

(z)   The term “Financial Covenant Default” has the meaning assigned to such term in Section 3.2.

(aa)   The term “Financial Officer” means any of the chief financial officer, principal accounting officer, vice president of finance or corporate controller or most senior financial officer of the Company or any similar officer of SoFi.

(bb)   The term “Financing Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Company (or, at or prior to the Effective Time, SoFi, treating SoFi as if it were the Company, mutatis mutandis) or any Subsidiary or in which the Company or any Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) student loans, (b) personal loans, (c) mortgage loans, (d) servicing rights, (e) residual bonds, (f) credit card receivables, (g) receivables assets, (h) franchise fees, royalties and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (i) revenues related to distribution and merchandising of the products of the Company and its Subsidiaries, (j) intellectual property rights relating to the generation of any of the types of assets listed in this definition, (k) any securities issued by, and any Equity Interests of, any Special Purpose Financing Subsidiary or any Subsidiary of a Special Purpose Financing Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organizational or formation documents or other agreement entered into in furtherance of the organization of such entity, (l) any fixed income debt or equity securities, (m) any income relating to any of the foregoing, and (n) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Company in good faith).

(cc)   The term “GAAP” means generally accepted accounting principles in the United States of America.

(dd)   The term “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

(ee)   The term “Incurrence Covenant Default” has the meaning assigned to such term in Section 3.3.

H-4

(ff)   The term “Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and excluding payroll liabilities, deferred compensation obligations, purchase price adjustments, royalties and earn-outs and other contingent or deferred payments of a similar nature), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) Purchase Money Indebtedness of such Person, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (h) the outstanding aggregate amount of any Series 1 Senior Stock (as defined in the Certificate of Incorporation), (i) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that Indebtedness shall not include (x) obligations incurred under, in respect of or in connection with Permitted Asset-Based Financings, (y) obligations with respect to any Third Party Funds, or (z) the Series 1 Preferred Stock and any other Disqualified Equity Interests then outstanding; provided, further, that any Indebtedness that is collateralized by a letter of credit, bankers acceptances or similar arrangement for which the Company or any Restricted Subsidiary is an account party or applicant shall be treated as only one item of Indebtedness in an amount equal to the greater of the maximum aggregate principal amount of such Indebtedness or the amount of such backstop letter of credit, bankers’ acceptance or similar arrangement.

(gg)   The term “Initial Closing Date Financing Arrangements” has the meaning set forth in the definition of Permitted Asset-Based Financing.

(hh)   The term “Investor” has the meaning assigned to such term in the preamble to this Agreement.

(ii)   The term “Leverage Ratio” means, as of any date, the ratio of (i) the total Indebtedness of the Company and its Restricted Subsidiaries on such date (or, for any date prior to the Effective Time, the Indebtedness of SoFi shall be treated as if it were the Indebtedness of Company and SoFi shall be treated as if it were the Company, mutatis mutandis) to (ii) Consolidated Tangible Net Worth on such date.

(jj)   The term “Leverage Ratio Maintenance Covenant” has the meaning assigned to such term in Section 3.2(b).

(kk)   The term “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

(ll)   The term “Merger” has the meaning assigned to such term in the Merger Agreement.

(mm)   The term “Merger Agreement” has the meaning assigned to such term in the Recitals.

(nn)   The term “Minimum Equity Amount” means, as of any date, (x) the amount of Adjusted Consolidated Tangible Assets multiplied by 10% plus (y) the amount of Custody Assets multiplied by 4%.

(oo)   The term “Noncompliant Covenant” has the meaning assigned to such term in Section 3.5.

(pp)   The term “Permitted Asset-Based Financing” means (a) any arrangements, including but not limited to credit agreements, Warehouse Facilities and repurchase agreements, in existence on

H-5

May 29, 2019 and entered into by SoFi or any Subsidiary for the purpose of financing the origination of loan products or monetizing any Financing Assets (the “Initial Closing Date Financing Arrangements”); (b) any other arrangement existing on or entered into after May 29, 2019 that is similar to the Initial Closing Date Financing Arrangements (as determined in good faith by the Company or SoFi); (c) any asset-backed securitization transaction in which the Company or a Subsidiary sells or transfers Financing Assets to a Special Purpose Financing Subsidiary, which issues debt and/or equity interests (rated or unrated) secured by the cash flows from such Financing Assets; (d) any credit facility, repurchase arrangement, warehouse or other similar financing arrangement (as determined in good faith by the Company or SoFi) initiated by the Company (or, at or prior to the Effective Time, the consolidated balance sheet of SoFi, treating SoFi as if it were the Company, mutatis mutandis) or any Subsidiary pursuant to which the Company or such Subsidiary, either directly or through one or more Subsidiaries, sells or pledges Financing Assets in return for advances, loans or other borrowings against such Financing Assets, (e) any hedge, swap, synthetic risk transfer or other derivative transaction designed to finance or refinance Financing Assets or (f) any transfer or sale (either directly or indirectly, including through a special purpose entity established by the Company (or, at or prior to the Effective Time, the consolidated balance sheet of SoFi, treating SoFi as if it were the Company, mutatis mutandis) or an Affiliate (as defined in the Credit Agreement) of the Company) of one or more Financing Assets, or a participation interest in Financing Assets, in the ordinary course of business.

(qq)   The term “Person” means any natural person, corporation, partnership, trust, limited liability company, association or similar entity, or any “group” of such Persons that would be treated as a single “Person” under Section 13(d) of the Exchange Act.

(rr)   The term “Preferred Incurrence Covenant” has the meaning assigned to such term in Section 3.3(b).

(ss)   The term “Preferred Ratio” means, as of any date, the ratio of (i) the sum of (x) the outstanding aggregate amount of Series 1 Preferred Stock (or, for any date prior to the Effective Time, the SoFi Series 1 Preferred Stock, treating the SoFi Series 1 Preferred Stock as if it were the Series 1 Preferred Stock and treating SoFi as if it were the Company, mutatis mutandis) (with each such share of Series 1 Preferred Stock valued at the Series 1 Price (as defined in the Certificate of Incorporation) plus an amount equal to any accumulated but unpaid dividends thereon (whether or not authorized or declared and after giving effect to any applicable Default Increase (as defined in the Certificate of Incorporation)) to, but excluding, such date plus (y) the outstanding aggregate amount of any Series 1 Parity Stock (with each such share of such equity securities valued in a similar manner to the Series 1 Preferred Stock) ((x) and (y) together, “Preferred Securities”) to (ii) Consolidated Tangible Net Worth, in each case on such date.

(tt)   The term “Preferred Ratio Maintenance Covenant” has the meaning assigned to such term in Section 3.2(c).

(uu)   The term “Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital asset to the extent incurred prior to or within 180 days following such acquisition, construction or improvement.

(vv)   The term “QIA” means QIA FIG Holding LLC.

(ww)   The term “Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

(xx)   The term “Refinancing Indebtedness” means refinancings, extensions, renewals, or replacements of Indebtedness so long as (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount equal to premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, extensions, renewals or replacements and by the amount of unfunded commitments with respect thereto, (ii) the Refinancing Indebtedness is incurred by Persons who are the obligors of the original Indebtedness being refinanced and/or, in the case of Indebtedness of SoFi, the Company and (iii) the terms of any such Refinancing Indebtedness that are not substantially identical

H-6

to the original Indebtedness being refinanced are not materially more favorable (taken as a whole) to the investors providing such Refinancing Indebtedness than those applicable to the original Indebtedness being refinanced, as determined by the Company or SoFi in good faith.

(yy)   The term “Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

(zz)   The term “SEC” means the U.S. Securities and Exchange Commission.

(aaa)   The term “Securities Act” means the U.S. Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

(bbb)   The term “Series 1 Reference Price” has the meaning assigned to such term in the Merger Agreement.

(ccc)   The term “Series H Preferred Stock” has the meaning set forth in the Merger Agreement.

(ddd)   The term “SoFi” has the meaning assigned to such term in the Recitals.

(eee)   The term “SoFi Registrable Securities” means “Registrable Securities” as such term is defined in the SoFi Series 1 Preferred Stock Investors’ Agreement.

(fff)   The term “SoFi Series 1 Preferred Stock” has the meaning assigned to such term in the Recitals.

(ggg)   The term “SoFi Series 1 Preferred Stock Investors’ Agreement” has the meaning assigned to such term in the Recitals.

(hhh)   The term “Special Payment” has the meaning assigned to such term in Section 3.6(b).

(iii)   The term “Special Payment Triggering Event” has the meaning assigned to such term in Section 3.6(a).

(jjj)   The term “Special Purpose Financing Subsidiary” means (i) a direct or indirect Subsidiary of the Company established in connection with a Permitted Asset-Based Financing (including the issuers of the Initial Closing Date Financing Arrangements) for the acquisition, sale or financing of Financing Assets or interests therein, and which is organized in a manner (as determined by the Company or SoFi in good faith) intended to reduce the likelihood that it would be substantively consolidated with the Company or any of the Subsidiaries (other than Special Purpose Financing Subsidiaries) in the event the Company or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (as defined in the Credit Agreement) (or other insolvency law) and (ii) any Subsidiary of a Special Purpose Financing Subsidiary.

(kkk)   The term “Subsidiary” means, for any time (a) at or following the Effective Time, any subsidiary of the Company, including SoFi, and (b) prior to the Effective Time, any subsidiary of SoFi.

(lll)   The term “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

(mmm)   The term “Third Party Funds” means any accounts or funds, or any portion thereof, received by the Company or any of the Restricted Subsidiaries as agent on behalf of third parties in

H-7

accordance with a written agreement that imposes a duty upon the Company or one or more of the Restricted Subsidiaries to collect and remit those funds to such third parties.

(nnn)   The term “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated as, and continues to be, an unrestricted subsidiary from time to time under the Amended Credit Agreement.

(ooo)   The term “Warehouse Facility” means any debt facility entered into by SoFi (at or prior to the Effective Time), the Company (after the Effective Time) or any Subsidiary for the purpose of financing the origination of loan products.

2.   Reserved.

3.   Covenants of the Company.

3.1   Reserved.

3.2   Financial Covenants.   For as long as the Series 1 Preferred Stock shall be outstanding, the Company shall not permit any of the following to occur, which such occurrence shall constitute a “Financial Covenant Default”:

(a)   Consolidated Tangible Net Worth as of the end of any fiscal year of the Company (or for the fiscal year ended December 31, 2020, the fiscal year of SoFi) to be less than 50% of Consolidated Tangible Net Worth of SoFi as of May 29, 2019 (after giving effect to the issuance of the SoFi Series 1 Preferred Stock on May 29, 2019) (the “CTNW Covenant”);

(b)   the Leverage Ratio as of the end of any fiscal year of the Company (or for the fiscal year ended December 31, 2020, the fiscal year of SoFi) to be greater than 2.0 to 1.0 (the “Leverage Ratio Maintenance Covenant”);

(c)   the Preferred Ratio as of the end of any fiscal year of the Company (or for the fiscal year ended December 31, 2020, the fiscal year of SoFi) to be greater than 1.0 to 1.0 (the “Preferred Ratio Maintenance Covenant”); and

(d)   the Consolidated Tangible Net Worth as of the end of any fiscal year of the Company (or for the fiscal year ended December 31, 2020, the fiscal year of SoFi) to be less than the Minimum Equity Amount (the “Equity to Assets Covenant” and, together with the CTNW Covenant, the Leverage Ratio Maintenance Covenant and the Preferred Ratio Maintenance Covenant, the “Financial Covenants”).

(e)   For purposes of this Section 3.2 and related definitions, any asset, liability, transaction or other accounting entry in existence as of immediately prior to May 29, 2019 and taken into account in calculating any amount reflected on the compliance certificate delivered as of May 29, 2019 by SoFi pursuant to the SoFi Series 1 Preferred Stock Investors’ Agreement, and any asset, liability, transaction or other accounting entry of a similar nature arising from and after May 29, 2019, shall be treated as such asset, liability, transaction or other accounting entry was treated or would have been treated as of immediately prior to May 29, 2019, and shall not be retested, recharacterized or subjected to any other accounting treatment from and after May 29, 2019.

3.3   Incurrence Covenants.   For as long as the Series 1 Preferred Stock shall be outstanding, the Company shall not permit any of the following to occur, which such occurrence (together with any Incurrence Covenant Default occurring under the SoFi Series 1 Preferred Stock Investors’ Agreement prior to the Effective Time that is uncured as of the Effective Time) shall constitute an “Incurrence Covenant Default” and, together with any Financial Covenant Default, a “Covenant Default”:

(a)   the creation, incurrence, assumption or permitting to exist by the Company or any Restricted Subsidiary of any Indebtedness other than (the “Debt Incurrence Covenant”):

(i)   Indebtedness consisting of cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer, cash pooling arrangements

H-8

and other cash management arrangements of the Company or any Subsidiary, in each case, in the ordinary course of business;

(ii)   Indebtedness in respect of (1) bid bonds, performance bonds, surety bonds and similar obligations, in each case, incurred by Company or any of its Restricted Subsidiaries in the ordinary course of business, (2) appeal bonds in respect of judgments not constituting a Default or an Event of Default (each as defined in the Credit Agreement) under the terms of the Credit Agreement, and (3) guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds, appeal bonds and similar obligations;

(iii)   Indebtedness representing the financing of insurance premiums in the ordinary course of business;

(iv)   Guarantees of Indebtedness of the Company or any Restricted Subsidiary so long as such guaranteed Indebtedness is permitted hereunder;

(v)   (1) Indebtedness constituting Capital Lease Obligations and Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness pursuant to this clause (v) shall not exceed $250,000,000 at any time outstanding, and (2) any Refinancing Indebtedness in respect thereof;

(vi)   (1) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the sum of (i) $500,000,000 plus (ii) so long as the Company or SoFi, as applicable, has provided the financial statements described in Section 3.4(a) or 3.4(b) or the financial statements described in Section 3.4(a) or 3.4(b) of the SoFi Series 1 Preferred Stock Investors’ Agreement, as applicable, any additional or other amount of Indebtedness, so long as, solely in this case of this clause (ii), the Leverage Ratio does not exceed 1.00 to 1.00, determined on a pro forma basis after giving effect to such Indebtedness as of the end of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, for any fiscal quarter ended prior to the Effective Time, the most recently ended fiscal quarter of SoFi for which financial statements have been delivered pursuant to the SoFi Series 1 Preferred Stock Investors’ Agreement, treating such financial statements as if they were the financial statements of the Company and treating SoFi as if it were the Company, mutatis mutandis) and treating any New Commitments (as defined in Section 2.18(a) of the Credit Agreement) incurred on such date (or, in the case of a Limited Conditionality Acquisition (as defined in the Credit Agreement ), to be incurred in connection with such acquisition) and any such Indebtedness consisting of a revolving credit facility, together with all Commitments (as defined in the Credit Agreement), as fully drawn; provided, that, in the case of any such Indebtedness the proceeds of which are to be used primarily to consummate a Limited Conditionality Acquisition substantially concurrently with the issuance or incurrence of such Indebtedness, the Leverage Ratio shall be determined on the date the acquisition agreement with respect to such Limited Conditionality Acquisition is signed and not on the date such Indebtedness is incurred or issued; and (2) any Refinancing Indebtedness in respect of Indebtedness incurred under clause (vi)(1)(ii);

(vii)   Obligations (as defined in the Credit Agreement) under the Amended Credit Agreement;

(viii)   Indebtedness under letters of credit permitted to be incurred under the terms of the Credit Agreement and denominated in currencies not available under the terms of the Credit Agreement;

(ix)   Indebtedness between or among the Company and any Restricted Subsidiary; and

(x)   Indebtedness incurred in connection with any Permitted Asset-Based Financing, including any Guarantee thereof; and

(b)   the issuance of any Series 1 Parity Stock (including additional shares of Series 1 Preferred Stock), unless the Company or SoFi, as applicable, has provided the financial statements described in Section 3.4(a) or 3.4(b) or the financial statements described in Section 3.4(a) or 3.4(b) of the SoFi Series 1 Preferred Stock Investors’ Agreement, as applicable, and the Preferred Ratio does not exceed

H-9

0.5 to 1.00, determined on a pro forma basis after giving effect to such issuance, as of the end of the most recently ended fiscal quarter of the Company for which financial statements have been delivered (or, for any fiscal quarter ended prior to the Effective Time, the most recently ended fiscal quarter of SoFi for which financial statements have been delivered pursuant to the SoFi Series 1 Preferred Stock Investors’ Agreement, treating such financial statements as if they were the financial statements of the Company and treating SoFi as if it were the Company, mutatis mutandis) (the “Preferred Incurrence Covenant” and, together with the Debt Incurrence Covenant, the “Incurrence Covenants”, and together with the Financial Covenants, the “Covenants”).

The Company will furnish to each Investor, prompt written notice of the occurrence of any Incurrence Covenant Default. Each such notice shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of such Incurrence Covenant Default and any action taken or proposed to be taken with respect thereto.

3.4   Financial Statements and Other Information.   For as long as the Series 1 Preferred Stock shall be outstanding, the Company shall deliver to QIA (so long as it holds any shares of Series 1 Preferred Stock) and, upon request, each other Investor who owns at least 250,000 shares (subject to adjustment for stock splits, stock dividends, reclassifications or the like) of Series 1 Preferred Stock (other than an Investor reasonably deemed by the Company to be a competitor of the Company):

(a)   within 90 days after each fiscal year end of the Company, its audited consolidated balance sheet and related statements of income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (or, for any fiscal year ended prior to the Effective Time, the audited consolidated balance sheet and related statements of income and cash flows for SoFi as of the end of and for such fiscal year, treating such fiscal year as if it were the fiscal year of the Company and treating SoFi as if it were the Company, mutatis mutandis);

(b)   within 45 days after the end of each fiscal quarter of each fiscal year of the Company (including the fourth quarter of each fiscal year), its consolidated balance sheet and related statement of income as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (or, for any fiscal quarter ended prior to the Effective Time, the consolidated balance sheet and related statements of income for SoFi as of the end of and for such fiscal quarter, treating such fiscal quarter as if it were the fiscal quarter of the Company and treating SoFi as if it were the Company, mutatis mutandis);

(c)   concurrently with delivery of any financial statements under clause (a) above, a compliance certificate of a Financial Officer of the Company in substantially the form of Exhibit 3.4(c) attached hereto (each, a “Compliance Certificate”) (i) certifying as to whether a Covenant Default has occurred and is continuing as of the date thereof and, if a Covenant Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 3.2 as of the last day of the applicable fiscal year for which such Compliance Certificate is being delivered, (iii) if and to the extent that any change in GAAP that has occurred since December 31, 2018 had an impact on such financial statements, setting forth a statement of reconciliation conforming such financial statements to GAAP, provided that such statement of reconciliation shall be required only if and to the extent necessary for the determination of compliance with Section 3.2, and (iv) certifying as to the current list of Unrestricted Subsidiaries; and

H-10

(d)   concurrently with any delivery of financial statements under clause (a) or (b) above, the Company shall provide unaudited financial statements of the character and for the dates and periods as in such clauses (a) and (b) covering the Unrestricted Subsidiaries on a combined basis (if any), together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such Unrestricted Subsidiaries to the financial statements delivered pursuant to such clauses (a) and (b); provided that the Company shall not be required to provide such financial statements unless the Company compiles such combined financial statements as part of its regular internal reporting processes or is able to compile such combined financial statements without undue effort or expense.

For so long as the Company is subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, the Company may satisfy its obligation to furnish the information required to be delivered pursuant to Section 3.4(a) and 3.4(b) by complying with the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act, and if so filed such information shall be deemed to have been delivered on the date on which the Company posts such information, or provides a link thereto on the Company’s website on the Internet on any investor relations page at http://www.sofi.com (or any successor page), or the date on which such information is posted at http://www.sec.gov. Notwithstanding anything else in this Section 3.4 to the contrary, the Company may cease providing the information set forth in this Section 3.4(a), (b) and (d) during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement with the SEC under the Securities Act if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering.

3.5   Retesting Non-Compliant Covenants; Cure Period.

(a)   In the event that any Compliance Certificate evidences noncompliance with any Financial Covenant contained in Section 3.2 as of the end of any fiscal year (a “Noncompliant Covenant”), Consolidated Tangible Net Worth as of the end of the most recent fiscal year of the Company (or, for any fiscal year ended prior to the Effective Time, as of the end of the most recent fiscal year of SoFi, treating such fiscal year as if it were the fiscal year of the Company and treating SoFi as if it were the Company, mutatis mutandis) used to calculate such Noncompliant Covenant shall be retested using the asset values as of the end of such fiscal year determined pursuant to the Alternative Methodology. If such Noncompliant Covenant meets the applicable compliance requirements with using the Alternative Methodology, such Financial Covenant shall be deemed to be in compliance for the relevant period and cause no Financial Covenant Default.

(b)   In the event of a Covenant Default, and such Covenant Default is not cured within 180 days following (i) in the case of any Financial Covenant Default, the end of the fiscal year during which such Financial Covenant Default occurred, or (ii) in the case of any Incurrence Covenant Default, the occurrence of such Incurrence Covenant Default (such period with respect to each such Covenant Default, the “Cure Period”), the Default Increase (as defined in the Certificate of Incorporation) shall apply (for the avoidance of doubt, without duplication, regardless of whether there is more than one Covenant Default that remains uncured at the expiration of the Cure Period) in respect of any new dividends declared following the expiration of the Cure Period (but not dividends, if any, then in arrears) on the Series 1 Preferred Stock in accordance with the Certificate of Incorporation. The Default Increase, if applicable, shall apply until the applicable Covenant Default is cured or a Put Right (as defined in the Certificate of Incorporation) is exercised and all shares of Series 1 Preferred Stock that are subject to such Put Right have been repurchased by the Company in accordance with the Certificate of Incorporation.

(c)   For the purpose of curing any Covenant Default, any change in the outstanding amount of Indebtedness, Preferred Securities, other equity securities of the Company or assets or liabilities included in the calculation of Consolidated Tangible Net Worth (and the resulting change in Consolidated Tangible Net Worth, if any) during the Cure Period will be given pro forma effect from the respective balance measured as of (i) in the case of any Financial Covenant Default, the end of the fiscal year during which Financial Covenant Default occurred, or (ii) in the case of any Incurrence Covenant Default, the end of the fiscal quarter against which such Incurrence Covenant Default was measured. No other changes will be taken into account in measuring the efficacy of the cure.

H-11

3.6   Special Payment.

(a)   The “Special Payment Triggering Event” shall occur upon (and only upon) and as a result of the Effective Time. Following payment of the Special Payment upon the Special Payment Triggering Event, the Company’s obligation to pay the Special Payment shall be discharged in full. For the avoidance of doubt, in no circumstance shall a Special Payment be payable more than once.

(b)   The “Special Payment” shall be an amount for each share of SoFi Series 1 Preferred Stock with respect to which a holder of SoFi Series 1 Preferred Stock is entitled to receive a Special Payment pursuant to the Merger Agreement equal to (a) the product of (i) the amount (if positive, otherwise zero) by which $19.2952 per share (as adjusted for stock splits, stock dividends, reclassification and the like) exceeds the Series 1 Reference Price (as adjusted for stock splits, stock dividends, reclassification and the like) and (ii) the number of outstanding shares of Series H Preferred Stock held by such holder as of immediately prior to the Effective Time; divided by (b) the number of outstanding shares of SoFi Series 1 Preferred Stock held by such holder as of immediately prior to the Effective Time. QIA represents and warrants that it is foreign government eligible for an exemption from U.S. federal withholding pursuant to Section 892 of the Internal Revenue Code of 1986, as amended (the “Code”). Provided the Company receives a valid, duly executed IRS Form W-8EXP from QIA, the Company agrees that it shall not deduct or withhold from the Special Payment absent written advice (which does not have to be in the form of an opinion and which may be in the form of an email) from its tax counsel (experienced in withholding tax matters) concluding that, as a result of a change in law after the date of the Merger Agreement, the Company is required to deduct or withhold with respect to the Special Payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law. In such instance, (i) the Company shall promptly deliver to QIA a copy of such written advice, and (ii) the Company and its tax counsel shall consider in good faith any claim by QIA that, and shall reasonably cooperate with QIA to determine if, such withholding is not required, or may be reduced, under applicable law. If, following such consideration and cooperation, tax counsel for the Company advises the Company that such withholding is required, the Company shall be entitled to deduct and withhold from the Special Payment any amounts required to be deducted and withheld with respect thereto under Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law. Any such amounts withheld and paid over to the appropriate taxing authority in accordance with this Section 3.6 shall be treated for all purposes of this Agreement as having been paid to QIA; provided, further, that the Company shall not be obligated to gross-up or indemnify QIA with respect to any withholding of any such amounts.

3.7   Repurchase of Series 1 Junior Stock.   For as long as the Series 1 Preferred Stock shall be outstanding and the Company has not deferred any dividends on the Series 1 Preferred Stock, the Company shall not redeem, purchase or otherwise acquire for any consideration any Series 1 Junior Stock (as defined in the Certificate of Incorporation), or pay to or make available any moneys or other consideration for a sinking fund for the redemption of any such shares of Series 1 Junior Stock, unless the Company or SoFi, as applicable, has provided the financial statements described in Section 3.4(a) or 3.4(b) or the financial statements described in Section 3.4(a) or 3.4(b) of the SoFi Series 1 Preferred Stock Investors’ Agreement, as applicable, and (x) such redemption, purchase or other acquisition (or payment or making available of moneys or other consideration) would not have resulted in a Financial Covenant Default (which for this purpose shall be measured as of the end of the most recently ended fiscal quarter of the Company for which financial statements have been delivered in accordance with Section 3.4(a) or 3.4(b), as applicable, or for any fiscal quarter ended prior to the Effective Time, shall be measured as of the end of the most recently ended fiscal quarter of SoFi for which financial statements have been delivered in accordance with Section 3.4(a) or 3.4(b), as applicable, of the SoFi Series 1 Preferred Stock Investors’ Agreement, treating such financial statements as if they were the financial statements of the Company and treating SoFi as if it were the Company, mutatis mutandis), determined on a pro forma basis after giving effect to such redemption, purchase or other acquisition (or payment or making available of moneys or other consideration), as of the end of such fiscal quarter , and (y) immediately prior to such redemption, purchase or other acquisition (or payment or making available of moneys or other consideration) and after giving effect thereto, the Company could incur at least $1 of additional Indebtedness without violating the provisions of Section 3.3(a)(vi), regardless of whether such redemption, purchase or other acquisition (or payment or making available of moneys or other consideration) would otherwise be permitted under the Certificate of Incorporation.

H-12

4.   Confidentiality.   Each Investor shall keep confidential and shall not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any shares of Series 1 Preferred Stock from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 4; (iii) to any Affiliate, partner, member, stockholder, wholly owned subsidiary, or prospective limited partner of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be legally required (including without limitation, pursuant to securities laws and regulations and any rules of securities exchange and as requested by any regulatory or supervisory authority with authority over such Investor), provided that other than in the case of where such disclosure is made in connection with an examination by any regulatory or supervisory authority such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

5.   Voting; Waivers.

5.1   Series 1 Director.

(a)   Election of Series 1 Director.   If the holders of a majority of the outstanding shares of Series 1 Preferred Stock shall be entitled to appoint a Series 1 Director (as defined in Article V(C)5(c) of the Certificate of Incorporation) pursuant to Article V(C)5(c) of the Certificate of Incorporation, then each Investor shall vote, or cause to be voted, all shares of Series 1 Preferred Stock owned by such Investor, or over which such Investor has voting control, as shall be necessary to ensure that the person designated by QIA to serve as the Series 1 Director is elected to the Board as the Series 1 Director, as long as QIA owns at least 50% of the difference of (x) the shares of Series 1 Preferred Stock held by QIA as of immediately following the Effective Time less (y) any shares of Series 1 Preferred Stock redeemed from QIA in a partial redemption of Series 1 Preferred Stock by the Company pursuant to the Certificate of Incorporation.

(b)   Appointment of Series 1 Director.

(i)   For so long as QIA is entitled to designate the Series 1 Director pursuant to this Section 5, in the event of the resignation, death, removal or disqualification of the Series 1 Director designated pursuant to Section 5, QIA shall promptly nominate a new director, and, after written notice of the nomination has been given by QIA to the other parties, each Investor shall vote, or cause to be voted, all shares of Series 1 Preferred Stock owned by such Investor, or over which such Investor has voting control, to elect such nominee to the Board in accordance with the terms of this Section 5.

(ii)   Promptly after the resignation, death, removal or disqualification of a Series 1 Director designated pursuant to this Agreement, the Company will take such actions as may be commercially reasonable to assist QIA with exercising QIA’s rights under Section 5.1(b)(i), if applicable.

(c)   Removal.   For so long as QIA is entitled to designate the Series 1 Director pursuant to this Section 5, QIA may remove the Series 1 Director at any time and from time to time, with or without cause (subject to the Bylaws of the Company as in effect from time to time and any requirements of law), in its sole discretion, and after written notice to each of the parties hereto of the new nominee to replace such Series 1 Director, each Investor shall vote, or cause to be voted, all shares of Series 1 Preferred Stock owned by such Investor, or over which such Investor has voting control, to elect such nominee to the Board in accordance with the terms of this Section 5.

H-13

(d)   Grant of Proxy.   Upon the failure of any party to this Agreement to vote such party’s shares of Series 1 Preferred Stock in accordance with the terms of this Section 5.1 within five days of QIA’s written request for such vote, such party hereby appoints and constitutes QIA as the attorney and proxy of such party with the full power of substitution and resubstitution, to the full extent of such party’s rights, with respect to all shares of Series 1 Preferred Stock owned by such Investor, which proxy (the “Proxy”) shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 5.1(d) is amended to remove such party’s grant of proxy in accordance with Section 9.3, to vote all shares of Series 1 Preferred Stock then held by such party in the manner provided in this Section 5. The parties agree that the Proxy is coupled with an interest and is given to secure the performance of each party’s duties under this Section 5.

(e)   Specific Enforcement.   It is agreed and understood that monetary damages would not adequately compensate QIA for the breach of this Section 5 by any other party, that this Section 5 shall be specifically enforceable and that any breach or threatened breach of this Section 5 shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(f)   Indemnification.   The Company and the Series 1 Director elected pursuant to this Section 5 shall execute the Company’s standard form of indemnification agreement.

5.2   Waiver.   The holders of the outstanding shares of Series 1 Preferred Stock hereby agree not (i) to waive any Dividend Default Put Right or Covenant Default Put Right (as such terms are defined in the Certificate of Incorporation) pursuant to Article V(C)4(e) of the Certificate of Incorporation, or (ii) provide any affirmative vote or consent pursuant to Article V(C)5(b) of the Certificate of Incorporation, in each case without the written consent of QIA, as long as QIA owns at least 50% of the difference of (x) the shares of Series 1 Preferred Stock held by QIA as of immediately following the Effective Time less (y) any shares of Series 1 Preferred Stock redeemed from QIA in a partial redemption of Series 1 Preferred Stock by the Company pursuant to the Certificate of Incorporation.

6.   Reserved.

7.   Reserved.

8.   Termination of Agreement.

8.1   Termination Events.   This Agreement shall terminate and have no further force or effect upon the earlier of:

(a)   the liquidation, dissolution or indefinite cessation of the business operations of the Company;

(b)   the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; or

(c)   the date all of the shares of Series 1 Preferred Stock then outstanding are redeemed or are otherwise no longer issued and outstanding.

9.   Miscellaneous.

9.1   Entire Agreement.   This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto (including the SoFi Series 1 Preferred Stock Investors’ Agreement). For the avoidance of doubt, except for the obligations of SoFi expressly set forth herein (including as a Subsidiary of the Company), if any, SoFi shall not have any obligations hereunder.

9.2   Successors and Assigns; Third Party Beneficiaries.   Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and legal representatives of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors,

H-14

assigns and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3   Amendments and Waivers.   Except as provided in Section 5.2, any term of this Agreement may be amended or waived only with the written consent of (a) the Company, (b) with respect to amendments of any specific right or obligation of QIA (as compared to all Investors) pursuant to this Agreement, QIA (as long as QIA owns at least 50% of the difference of (x) the shares of Series 1 Preferred Stock held by QIA as of immediately following the Effective Time less (y) any shares of Series 1 Preferred Stock redeemed from QIA in a partial redemption of Series 1 Preferred Stock by the Company pursuant to the Certificate of Incorporation) and (c) the holders of at least a majority of the shares of Series 1 Preferred Stock then outstanding. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor if such amendment or waiver would alter, change or waive the rights or obligations of such Investor in a manner that is materially and adversely different than, or materially disproportionate to, the treatment by such amendment or waiver of the rights or obligations of all other Investors. Any amendment or waiver effected in accordance with this Section 9.3 shall be binding upon the Company, each Investor, and each of their respective successors and assigns.

9.4   Notices.   Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified only at such party’s address or fax number as set forth on the signature page or Schedule 1 hereto, or as subsequently modified by written notice.

9.5   Aggregation of Stock.   All shares of capital stock of the Company held or acquired by Affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

9.6   Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

9.7   Governing Law; Jurisdiction.   This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

9.8   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.9   Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature Pages Follow]

H-15